Exhibit (d)(5)
June 7, 2002

CONFIDENTIAL

inSilicon Corporation
411 East Plumeria Drive
San Jose, CA 95134

Phoenix Technologies Ltd.
411 East Plumeria Drive
San Jose, CA 95134

Gentlemen:

This letter sets forth the terms upon which Synopsys, Inc. (“Synopsys”) agrees to continue discussions looking toward a possible strategic combination with inSilicon Corporation (the “Company”) and certain related matters (the “Combination”). In consideration of the mutual covenants set forth below, Synopsys, the Company and Phoenix Technologies Ltd. (“Phoenix”) agree as follows:

1.    Other Negotiations.

(a)  Between the date of this letter and July 12, 2002, or such earlier date as Synopsys, Phoenix and the Company mutually agree to discontinue discussions regarding the Combination (the “Expiration Date” and such period being referred to as the “Exclusivity Period”), neither the Company nor Phoenix will, nor will either of them authorize or permit its respective officers, directors, employees, affiliates and legal, accounting and financial advisors to, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, limited liability company, partnership, person or other entity or group, other than negotiations and discussions with Synopsys (“Permitted Discussions”), regarding any asset purchase, stock purchase, merger, consolidation, share exchange or other business combination with or involving the Company, or any acquisition of the stock or assets of the Company (other than (i) acquisitions of inventory or asset sales made in the ordinary course of the Company’s current business consistent with past practice and (ii) issuances of stock of the Company pursuant to the exercise or conversion of currently outstanding options, warrants, convertible securities or other equity equivalents of the Company) or options or other rights with respect thereto (an “Alternate Transaction”).

(b)  The Company and Phoenix agree that any negotiations relating to an Alternate Transaction (other than Permitted Discussions) will be suspended during the Exclusivity Period and that in no event will the Company or Phoenix accept or enter into an agreement concerning an Alternate Transaction during the Exclusivity Period with any party other than Synopsys. Each of the Company and Phoenix represents and warrants that it has the legal right to enter into discussions with Synopsys regarding the Combination and to terminate or suspend any pending negotiations relating to an Alternate Transaction and agrees to indemnify Synopsys, its officers, directors, employees, affiliates and advisors from and against any claims by any person based upon or arising out of its respective compliance with the terms of this letter agreement.

inSilicon Corporation
Phoenix Technologies Ltd.
June 7, 2002

(c)  During the Exclusivity Period, the Company and Phoenix will notify Synopsys immediately after receipt by the Company or Phoenix (or any of their respective officers, directors, employees, affiliates or advisors) of any unsolicited proposal for, or inquiry respecting, an Alternate Transaction or any request for non-public information or for access to the properties, books or records of the Company in connection with such a proposal or inquiry or any communication by any person or entity that informs the Company or Phoenix that it is, or for which it is otherwise reasonably foreseeable that it is, considering making such a proposal or inquiry (other than Permitted Discussions). Such notice to Synopsys will be made orally and in writing and will indicate in reasonable detail the material terms and conditions of such proposal or inquiry (but excluding the identity of the person making the proposal or inquiry). The notice obligations of this paragraph 1(c) with respect to any such proposal or inquiry shall be limited to the extent necessary for each of the Company and Phoenix to comply with the provisions of their respective confidentiality obligations, if any, pursuant to contracts with the person making such proposal or inquiry in effect prior to the date of this letter.

2.    No Public Announcement; No Disclosure.  The parties shall make no public announcement concerning this letter, their discussions or any other memoranda, letters or agreements between the parties relating to the Combination. Any of the parties, but only after consultation with the others, may at any time make disclosure if it is advised by independent legal counsel that such disclosure is required under applicable law or regulatory authority. Except as permitted by the preceding sentence, under no circumstances will any party (or any of their respective officers, directors, employees or affiliates) discuss or disclose the existence or terms of this letter (or that the Company, Phoenix or any of them are holding discussions with Synopsys) with or to any third party other than such legal, accounting, and financial advisors of such party who have a need to know such information solely for purposes of assisting such party in regard to the Combination.

3.    Governing Law.  This letter shall be governed by the internal laws of the State of Delaware applicable to contracts wholly executed and performed in the State of Delaware.

4.    Non-Binding Nature.  The obligations of the parties to consummate the Combination shall be subject in all respects to the negotiation, execution and delivery of definitive agreements and the satisfaction of the conditions contained in the definitive agreements. However, the obligations of Synopsys, the Company and Phoenix pursuant to paragraphs 1, 2 and 3 of this letter are intended to be binding and enforceable obligations of Synopsys, the Company and Phoenix. The Company will not be liable for any breach of this Agreement by Phoenix; and Phoenix will not be liable for any breach of this Agreement by the Company.

inSilicon Corporation
Phoenix Technologies Ltd.
June 7, 2002

Please indicate the concurrence of the Company and Phoenix with this letter by executing three copies of it in the space provided below and returning one such copy to me at your earliest convenience. I look forward to the successful completion of the discussions contemplated by this letter.

Very truly yours,

SYNOPSYS, INC.

By:	/s/ ROBERT B. HENSKE
Name: Title:	RB Henske Chief Financial Officer

AGREED TO AND ACCEPTED:

INSILICON CORPORATION

By:	/s/ BARRY A. HOBERMAN
Name: Title:	Barry A. Hoberman President and Chief Executive Officer

PHOENIX TECHNOLOGIES LTD.

By:	/s/ LINDA V. MOORE
Name: Title:	Linda V. Moore Sr. Vice President and General Counsel

July 12, 2002

CONFIDENTIAL

inSilicon Corporation
411 East Plumeria Drive
San Jose, CA 95134

Phoenix Technologies Ltd.
411 East Plumeria Drive
San Jose, CA 95134

Gentlemen:

Reference is made to our letter agreement, dated June 7, 2002 (the “Letter Agreement”), setting forth the terms upon which Synopsys, Inc. (“Synopsys”) agreed to continue discussions looking toward a possible strategic combination with inSilicon Corporation (the “Company”) and certain related matters (the “Combination”), Synopsys, the Company and Phoenix Technologies, Ltd. (“Phoenix”) acknowledge that discussions regarding the Combination are continuing and hereby agree as follows:

1.    The first sentence of Section 1(a) of the Letter Agreement is hereby amended to replace the reference therein to “July 12, 2002” with a reference to “1:00 p.m. (California time) on July 19, 2002.”

2.    Subject to the foregoing Section 1 of this letter, the terms and conditions of the Letter Agreement shall remain in full force and effect, enforceable by each of the parties thereto in accordance with its terms.

Please indicate the concurrence of the Company and Phoenix with this letter by executing three copies of it in the space provided below and returning one such copy to me at your earliest convenience.

Very truly yours,

SYNOPSYS, INC.

By:	/s/ PAUL SAKAI
Name: Title:	Paul Sakai Assistant Secretary

AGREED TO AND ACCEPTED:

INSILICON CORPORATION

By:	/s/ BARRY A. HOBERMAN
Name: Title:	Barry A. Hoberman President and Chief Executive Officer

PHOENIX TECHNOLOGIES LTD.

By:	/s/ LINDA V. MOORE
Name: Title:	Linda V. Moore Sr. Vice President and General Counsel

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